Exhibit 99



  Investor Release
  FOR IMMEDIATE RELEASE            FOR MORE INFORMATION CONTACT:
  04/17/98                         Investors:  Mary Healy, 630-623-6429
                                   Media:  Chuck Ebeling, 630-623-6150


                      McDONALD'S REPORTS GLOBAL RESULTS


  OAK BROOK, IL -- McDonald's Corporation today announced record results for the quarter ended March 31, 1998.

       Constant currency information excludes the effect of foreign currency translation on reported results.


  - Diluted net income per common share rose 8%; 12% in constant currencies.

  -    Net income grew 5%; 9% in constant currencies.

  -    Systemwide sales increased 4%; 9% in constant currencies.

  - Total revenues exceeded $2.8 billion and increased 7%; 12% in constant currencies.

  - Operating income increased 5% in the U.S.; on a constant currency basis, operating income increased 18% and 29% in Europe and Latin America, respectively, and declined 5% in Asia/Pacific. The U.S. and Europe comprised 80% of consolidated operating income.

  -    McDonald's added 214 restaurants, about 85% were outside the U.S.


  Key highlights
  Dollars in millions,                Quarters ended March 31
  except per
  common share data              1998      1997          Increase
                                                                   In
                                                       As    Constant
                                                 Reported  Currencies*

  Systemwide sales            $8,169.7  $7,833.1        4%        9%
  Total revenues               2,804.9   2,617.6        7        12
  Operating income               642.7     614.2        5         9
  Net income                     362.2     344.5        5         9
  Net income per common
  share - diluted                  .52       .48        8        12

  *  Excluding the effect of foreign currency translation on reported results



  SUMMARY COMMENTARY

  Chairman and Chief Executive Officer Michael R. Quinlan commented,

  "McDonald's global food service business continued to deliver record results despite the combined effects of the strong U.S. dollar, weak economies in several key markets outside the U.S., the economic downturns in Southeast Asia and a very competitive U.S. operating environment.

       "I am encouraged by the positive momentum in our global business and the direction we are taking.  Our operations generate a significant amount of cash.  Our job is to effectively use this capital to maximize shareholder returns, and we are focused on doing just that.  Our plans for 1998 include adding about 2,100 restaurants, approximately 85 percent outside the U.S.  Our free cash flow will be used for share repurchase as we complete our $2 billion, three-year program by year end.

       "The strategic initiatives announced last month are designed to improve restaurant operations, enhance returns and reduce expenses.  We are rolling out our "Made for You" food preparation system in the U.S.

  and Canada.  We are giving our owner/operators the opportunity to own new restaurant buildings in the U.S., which we expect will increase the

  Company's return on new restaurants and increase cash flow while lowering franchisees' occupancy costs.  In addition, we have undertaken a study of home office spending to determine alignment, productivity and cost reduction opportunities.  We plan to conclude the study by the end of the second quarter.  As previously announced, we anticipate recording a second quarter 1998 special charge to operating income of approximately

  $170-$190 million related to the conversion to "Made for You," as well as any charge for one-time costs associated with decisions resulting from the study of home office spending."

       Jack M. Greenberg, Vice Chairman, Chairman and Chief Executive

  Officer - U.S.A., said, "Our first quarter performance in the U.S.

  exceeded our expectations, especially in light of the strong performance in the first quarter of 1997.  However, we still have a lot of work to do to unlock the potential of our business.  Our vision is to make

  McDonald's America's best fast food restaurant experience.  First and foremost, we want to have the best quality, service and cleanliness for customers.  We also want to be the best place for employees to work, for owner/operators to invest their hard work and capital, and for shareholders to invest their money.

       "To achieve these goals we must be the best innovators in the industry, driving growth through new ideas.  Our new "Made for You"

  food preparation system is such an innovation.  We are also refining our core menu and testing new products to reflect customers' tastes.  In addition, we continue to focus on value and improving each customer's experience through an emphasis on fast and accurate drive-thru operations and excellent front-counter service.  But innovations alone are not enough; commitment is essential.  I am encouraged by the alignment and support expressed by our owner/operators, and I believe that together we will continue the momentum in the U.S."

       James R. Cantalupo, President and Chief Executive Officer -

  International, said, "Our strategies are simple:  provide everyday low prices and outstanding restaurant operations, build market share, and increase profitability by being more efficient and creating economies of scale.  And these strategies are working.  Although first quarter results were affected by the strong U.S. dollar and economic difficulties in a number of markets, I am especially pleased with our strong underlying performance in Europe and Latin America.  In constant currencies, sales and operating income in Europe increased 16 and 18 percent, respectively,

  while sales and operating income in Latin America increased 30 and 29 percent, respectively.

       "On the other hand, we experienced some negative impact from the economic downturns in several Southeast Asian countries.  Despite these cyclical issues, we are staying the course and positioning ourselves to seize opportunities when the cycles turn.  In the meantime, some of these markets have adjusted their menus, changed supply sources, increased menu prices and reduced planned openings in order to minimize the short-term negative impact."


  CONSOLIDATED OPERATING RESULTS

  Net income and diluted net income per common share for the quarter increased five percent and eight percent, respectively, over the same period of 1997.  Changing foreign currencies significantly reduced reported results.  Excluding the foreign currency translation effect, net income would have increased nine percent and diluted net income per common share would have increased 12 percent.

       During the first quarter, we repurchased $127 million of our common stock.  Fewer shares outstanding and the absence of preferred dividends in first quarter 1998, due to the retirement of our remaining Series E

  Preferred Stock in December 1997, resulted in the higher increase in diluted net income per common share compared with net income.



  Systemwide sales                    Quarters ended March 31
  Dollars in millions           1998      1997    Increase/(Decrease)
                                                       As  In Constant
                                                 Reported  Currencies*
  U.S.                      $4,119.2  $3,988.9         3%      n/a
  Europe                     1,949.9   1,801.0         8        16%
  Asia/Pacific               1,334.0   1,377.7        (3)       10
  Latin America                410.6     328.6        25        30
  Other                        356.0     336.9         6        11
   Total Systemwide sales   $8,169.7  $7,833.1         4%        9%

  *Excluding the effect of foreign currency translation on reported results n/a Not applicable


       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants.  Comparable sales are measured on a constant currency basis.  Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates.  These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.

       On a global basis, the increases in sales and revenues were primarily due to expansion, offset in part by weaker foreign currencies.

       U.S. sales increased primarily due to restaurant expansion as comparable sales were relatively flat.

       In Europe, the constant currency sales increase was driven by expansion and positive comparable sales.  England, France, Italy and

  Spain were the primary contributors to the strong sales performance.

       In Asia/Pacific, the constant currency sales increase was due to expansion, partly offset by negative comparable sales.  Difficult economic conditions in Japan and the economic downturns in Southeast Asia negatively impacted consumer spending.

       In Latin America, the constant currency sales increase was driven by expansion and positive comparable sales.  Brazil accounted for more than half of the sales growth.  In addition, strong sales in Argentina,

  Mexico, and Venezuela contributed to Latin America's strong performance.

       Revenues increased at a faster rate than sales for first quarter

  1998.  This was primarily due to the weakening Japanese Yen, which had a greater negative effect on sales than revenues due to our affiliate structure in Japan, and the higher growth rate in Company-operated versus franchised restaurants.


  Consolidated operating margins    Quarters ended
                                       March 31
                                    1998     1997
  Dollars in millions
  Company-operated                $350.9   $326.1
  Franchised                       632.5    616.1
     Combined operating margins   $983.4   $942.2
  Percent of sales/revenues
  Company-operated                  17.4%    17.6%
  Franchised                        80.0     80.6


       Company-operated margins as a percent of sales decreased slightly for the quarter.  Occupancy & other operating expenses increased as a percent of sales, while food & paper and payroll costs were relatively flat.

       U.S. Company-operated margins as a percent of sales increased for the quarter, while Company-operated margins outside the U.S. declined,

  primarily in Asia/Pacific.  In the U.S., decreases in food & paper costs and occupancy & other operating expenses as a percent of sales were partially offset by increases in payroll costs.  Outside the U.S., as a percent of sales, increases in food & paper costs and occupancy & other operating expenses were offset in part by decreases in payroll costs.

       Franchised margin dollars comprised about two-thirds of the combined operating margins, the same as in the prior year.  While franchised margins as a percent of applicable revenues decreased, franchised margin dollars increased three percent.

       As a percent of revenues, franchised margins declined both in the

  U.S. and outside the U.S.  The declines reflected higher occupancy costs,

  including rent expense, driven by an increase in the number of leased sites.

       The increase in selling, general & administrative expenses was primarily due to strategic global spending to support restaurant development, value initiatives and execution strategies, offset in part by the translation effect of weaker foreign currencies.


  Other operating (income) expense-net                 Quarters ended
                                                          March 31
  Dollars in millions                                   1998     1997
  Gains on sales of restaurant businesses             $ (8.0)  $ (7.6)
  Equity in earnings of unconsolidated affiliates      (12.4)   (15.9)
  Other (income) expense                                18.1     17.5
      Other operating (income) expense-net            $ (2.3)  $ (6.0)


       Other operating (income) expense-net consists of transactions related to franchising and the food service business.  The decrease in equity in earnings of unconsolidated affiliates was due to the weaker

  Japanese Yen; increased ownership in Singapore, changing its classification from an affiliate to a consolidated subsidiary; and weak performance in certain Asia/Pacific markets, partly offset by increased equity in earnings of U.S. affiliates.



  Operating income              Quarters ended March 31
  Dollars in millions       1998      1997  Increase/(Decrease)
                                                   As  In Constant
                                             Reported   Currencies*
  U.S.                    $284.5    $271.2        5%      n/a
  Europe                   228.6     205.0       12        18%
  Asia/Pacific              81.5      95.1      (14)       (5)
  Latin America             39.8      32.8       21        29
  Other                     23.9      23.2        3         8
  Corporate SG&A           (15.6)    (13.1)      19       n/a
      Total operating
      income              $642.7    $614.2        5%        9%

  *Excluding the effect of foreign currency translation on reported results n/a Not applicable


       Consolidated operating income increased $55.7 million or nine percent in constant currencies.  The increase reflected higher combined operating margin dollars, offset in part by higher selling, general &

  administrative expenses and slightly lower other operating income.

       U.S. operating income increased $13.3 million or five percent,

  reflecting higher combined operating margin dollars and relatively flat selling, general & administrative expenses and other operating income.

       Europe's operating income increased 18 percent in constant currencies.  This performance was primarily due to strong results in

  England, France, Germany, Italy and Spain.

       Asia/Pacific's operating income decreased five percent in constant currencies.  The benefit from the consolidation of our Singapore affiliate was more than offset by the depressed operating results in certain Southeast Asian markets.

       Latin America's operating income increased 29 percent in constant currencies, primarily driven by strong operating results in Brazil.

       Higher interest expense reflected higher debt levels, offset in part by weaker foreign currencies and lower average interest rates.  The higher debt levels were primarily due to borrowings in the last half of

  1997 to fund the retirement of preferred stock issued by a foreign subsidiary and the Company's Series E Preferred Stock.

       Nonoperating (income) expense-net reflected lower charges for minority interests.

       The effective income tax rate was 33.0 percent for first quarter

  1998 compared with 33.2 percent for first quarter 1997.  For the year

  1998, the Company expects the effective tax rate to be in the range of

  32.5 percent to 33.5 percent.


  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS

  While changing foreign currencies affect reported results, McDonald's lessens exposures by financing in local currencies, hedging certain foreign-denominated cash flows and, where practical, by purchasing goods and services in local currencies.

       The weakening Australian Dollar, Deutsche Mark, French Franc and

  Japanese Yen, as well as the significantly weakened Southeast Asian currencies, were the primary foreign currencies that negatively affected reported results for first quarter 1998.


  The following table presents the 1998 results translated at 1997 rates compared with reported results.



  Effect of foreign currency translation on worldwide reported results

                                                             Increase
  Dollars in millions,       As  In Constant                 As   In Constant
  except per common    Reported   Currencies*  Change  Reported    Currencies*
  share data

  Quarter ended March 31, 1998
  Systemwide sales     $8,169.7    $8,526.9    $357.2       4%         9%
  Total revenues        2,804.9     2,935.4     130.5       7         12
  Operating income        642.7       669.9      27.2       5          9
  Net income              362.2       373.8      11.6       5          9
  Net income per common
  share - diluted           .52         .54       .02       8         12

  *  Excluding the effect of foreign currency translation on reported results


  FORWARD-LOOKING STATEMENTS

  Certain forward-looking statements are included in this report.  They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology.  These statements reflect management's current expectations and involve a number of risks and uncertainties.  Actual results could differ materially due to the success of operating initiatives and advertising and promotional efforts and changes in:

  global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences,

  spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.

                              McDONALD'S CORPORATION
                    CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions,              Quarters ended March 31
  except per common share data            --------------------------------------
                                                             Increase/(Decrease)
                                                             ------------------
                                           1998       1997    Dollars  Percent
                                           ----       ----    -------  -------

  SYSTEMWIDE SALES                       $8,169.7   $7,833.1    336.6      4

  Revenues
  Sales by Company-operated
   restaurants                           $2,014.3   $1,853.2    161.1      9
  Revenues from franchised and
   affiliated restaurants                   790.6      764.4     26.2      3

  TOTAL REVENUES                          2,804.9    2,617.6    187.3      7

  Operating costs and expenses
  Company-operated restaurants            1,663.4    1,527.1    136.3      9
  Franchised restaurants--occupancy costs 158.1 148.3 9.8 7 Selling, general and administrative
    expenses                                343.0      334.0      9.0      3
  Other operating (income) expense--net      (2.3)      (6.0)     3.7    n/m

       Total operating costs and
       expenses                           2,162.2    2,003.4    158.8      8

  OPERATING INCOME                          642.7      614.2     28.5      5

  Interest expense                          102.8       90.0     12.8     14
  Nonoperating (income) expense--net         (0.3)       8.5     (8.8)   n/m

  Income before provision for
    income taxes                            540.2      515.7     24.5      5

  Provision for income taxes                178.0      171.2      6.8      4

  NET INCOME                             $  362.2   $  344.5     17.7      5

  NET INCOME PER COMMON SHARE(1)         $   0.53   $   0.49     0.02      8

  NET INCOME PER COMMON SHARE-DILUTED(1) $   0.52   $   0.48     0.04      8

  Weighted average common shares
    outstanding                             686.4      691.6
  Weighted average common shares
    outstanding-diluted                     701.9      707.5

  (1) Computed using net income reduced by preferred stock dividends of $6.9 million for the first quarter of 1997. These preferred shares were redeemed in December 1997.
  n/m  Not meaningful

                              McDONALD'S CORPORATION
                              FINANCIAL INFORMATION

  Dollars in millions                           Quarters ended March 31
                                     -----------------------------------------
                                                                 Increase
                                                            -------------------
                                      1998        1997      Dollars   Percent
                                      ----        ----      -------   -------
  SYSTEMWIDE SALES
  ----------------
  By Type
  -------
  Operated by franchisees          $ 5,030.2   $ 4,864.1      166.1      3
  Operated by the Company            2,014.3     1,853.2      161.1      9
  Operated by affiliates             1,125.2     1,115.8        9.4      1
                                   ---------   ---------    -------     --
                                   $ 8,169.7   $ 7,833.1      336.6      4
                                   =========   =========    =======     ==
  --------------------------------------------------------------------------
  TOTAL REVENUES
  U.S.                             $ 1,102.0   $ 1,083.9       18.1      2
  Europe                               990.3       890.5       99.8     11
  Asia/Pacific                         376.3       351.8       24.5      7
  Latin America                        192.9       149.1       43.8     29
  Other                                143.4       142.3        1.1      1
                                   ---------   ---------    -------     --
                                   $ 2,804.9   $ 2,617.6      187.3      7
                                   =========   =========    =======     ==
  --------------------------------------------------------------------------
  RESTAURANT MARGINS
  Company-operated
  ----------------
  U.S.                                  16.4%       16.0%
  Outside the U.S.                      17.9%       18.4%

  Franchised
  ----------
  U.S.                                  80.1%       80.5%
  Outside the U.S.                      79.8%       80.7%
  --------------------------------------------------------------------------
  PERCENT CONTRIBUTION TO
  CONSOLIDATED MARGINS
  Company-operated
  ----------------
  U.S.                                    30          31
  Outside the U.S.                        70          69
                                         ---         ---
                                         100         100
                                         ===         ===

  Franchised
  ----------
  U.S.                                    58          58
  Outside the U.S.                        42          42
                                         ---         ---
                                         100         100
                                         ===         ===
  --------------------------------------------------------------------------
  CONSOLIDATED COMPANY-OPERATED MARGINS
  AS A PERCENT OF SALES
  Food & paper                          33.9        33.8
  Payroll & employee benefits           25.4        25.5
  Occupancy & other operating
     expenses                           23.3        23.1
                                        ----        ----
    Total expenses                      82.6        82.4
                                        ====        ====
  Company-operated margins              17.4        17.6
                                        ====        ====
  --------------------------------------------------------------------------

                              McDONALD'S CORPORATION
                              RESTAURANT INFORMATION

                                                  At March 31
                                            -----------------------
                                            1998     1997  Increase
                                            ----     ----  --------
  By Type
  -------
  Operated by franchisees                 14,366   13,510    856
  Operated by the Company                  5,065    4,406    659
  Operated by affiliates                   3,915    3,360    555
                                          ------   ------  -----
    Systemwide restaurants                23,346   21,276  2,070
                                          ------   ------  -----
  --------------------------------------------------------------------------
  By Segment
  ----------
  U.S.                                    12,413   12,104    309
  Europe
    Germany                                  855      751    104
    England                                  757      661     96
    France                                   647      554     93
    Netherlands                              177      152     25
    Italy                                    173      144     29
    Sweden                                   155      131     24
    Spain                                    151      122     29
    Other                                  1,028      829    199
                                          ------   ------  -----
    Total Europe                           3,943    3,344    599

  Asia/Pacific
    Japan                                  2,467    2,055    412
    Australia                                650      616     34
    Taiwan                                   254      181     73
    China                                    196      132     64
    Philippines                              164      114     50
    Other                                    816      662    154
                                          ------   ------  -----
    Total Asia/Pacific                     4,547    3,760    787

  Latin America
    Brazil                                   482      346    136
    Other                                    627      521    106
                                          ------   ------  -----
    Total Latin America                    1,109      867    242

  Other
    Canada                                 1,054    1,004     50
    Other                                    280      197     83
                                          ------   ------  -----
    Total Other                            1,334    1,201    133
                                          ------   ------  -----
    Systemwide restaurants                23,346   21,276  2,070
                                          ======   ======  =====
  -------------------------------------------------------------------------
  Countries                                  109      101
  -------------------------------------------------------------------------

                                             Quarters ended
                                                 March 31
                                             --------------
                                             1998     1997
                                             ----     ----
  Additions
  ---------
  U.S.                                        33       10
  Europe                                      57       61
  Asia/Pacific                                91      127
  Latin America                               18       30
  Other                                       15       26
                                             ---      ---
    Systemwide additions                     214      254
                                             ===      ===